Exhibit 99.3

MONSTER PARTNERS WITH H&Q KOREA ON JOBKOREA

H&Q Korea Acquires Strategic Minority Stake in Monster’s South Korean Operations

for $90 Million; Companies to Work in Partnership to Grow the Business in Korea and

Explore Potential Expansion in Asia Pacific Region

NEW YORK and SEOUL, South Korea – NOVEMBER 7, 2013 — Monster Worldwide, Inc. (NYSE:MWW), and H&Q Korea, a leading private equity firm in Korea, today announced they have reached an agreement for H&Q Korea to acquire 49.9 percent of JobKorea, Monster’s South Korean operations and the leading career website in the country, for an aggregate purchase price of $90 million. Monster will retain management control of the company and leverage H&Q Korea’s expertise and extensive Asian Pacific regional network to enhance and grow this profitable business.

“We are pleased to partner with H&Q Korea in our South Korean business and look forward to working together with them on the growth of the business while exploring potential expansion of the partnership throughout the Asia Pacific region,” said Sal Iannuzzi, chairman, president and chief executive officer of Monster Worldwide. “This transaction proves the underlying value of the global Monster enterprise and represents significant opportunity to deliver greater value to our customers.”

“H&Q Korea’s investment underlines our strategy of focusing on companies with leading market position, solid growth potential and profitability,” said Jung Jin Lee, Managing Partner, H&Q Korea. “The combination of JobKorea’s unique and industry-leading technology with their strong management team has convinced us that this is a great opportunity to partner with Monster and contribute to the growth of this successful business.”

JobKorea is the premier online career resource in South Korea. Founded in 1996, JobKorea was one of the first to offer online recruiting advertising services and was acquired by Monster in 2005. Today the service has 11 million registered members and 2.8 million listed companies. It continues to lead the industry, most recently launching the first-ever social careers and portfolio platform in South Korea, Welldone.to.

“Our mission has been and remains to successfully connect people and job opportunities,” said Hwasoo Kim, founder and General Manager of JobKorea. “We have maintained our leadership position in the Korean career services market for more than 10 years, producing remarkable results with our mobile platform over the last three. H&Q Korea’s investment is driven by our dominant market position and a strong conviction that Monster’s JobKorea will continue to lead the online recruiting marketplace here.”

The transaction is expected to close in late 2013. Monster will continue to consolidate the results of JobKorea.

About H&Q Korea

Established in 1998, H&Q Korea is an affiliate of H&Q Asia Pacific. H&Q Asia Pacific is a leading Asian private equity firm that has managed an aggregate of over $2.7 billion in committed capital since its inception in 1985. H&Q Korea is a pioneer in the development of Korea’s private equity industry and is one of the top private equity managers in the country. Specialized in mid-market transactions in Korea, H&Q Korea has raised 3 country-specific funds since 2005 with a total committed capital of KRW1.3 trillion (USD1.2 billion).

About Monster Worldwide

Monster Worldwide, Inc. (NYSE:MWW), is the global leader in successfully connecting job opportunities and people. Monster uses the world’s most advanced technology to help people Find Better, matching job seekers to opportunities via digital, social and mobile solutions including monster.com®, our flagship website, and employers to the best talent using a vast array of products and services. As an Internet pioneer, more than 200 million people have registered on the Monster Worldwide network. Today, with operations in more than 40 countries, Monster provides the broadest, most sophisticated job seeking, career management, recruitment and talent management capabilities globally. For more information visit about-monster.com.

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Contacts:

Monster Worldwide

Matt Anchin

Senior Vice President, Global Communications

+1-212-351-7528, matt.anchin@monster.com

H&Q Korea

Jungjin Lee

Managing Partner

+822-782-2288, jjlee@hqap.net